Exhibit 5.1

353 N. CLARK STREET CHICAGO, IL 60654-3456	JENNER & BLOCK LLP

February 7, 2017

General Motors Company
300 Renaissance Center
Detroit, Michigan 48265-3000
Re: Registration of Securities on Form S-3
Ladies and Gentlemen:
We are acting as special counsel to General Motors Company, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, the “Registration Statement”). The Registration Statement relates to the sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of the following securities in one or more series: (i) common stock, par value $0.01 per share of the Company (“Common Stock”), (ii) preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”), (iii) debt securities of the Company consisting of debentures, notes and/or other evidences of indebtedness, which may be subordinated or unsubordinated to certain other obligations of the Company and are to be issued under the indenture dated September 27, 2013 between the Company and The Bank of New York Mellon (the “Indenture”) and any applicable supplement thereto (“Debt Securities”) and (iv) warrants to purchase Debt Securities, Preferred Stock or Common Stock (“Warrants” and, together with the Common Stock, Preferred Stock and Debt Securities, the “Securities”). The Registration Statement provides that if so indicated in a prospectus supplement, the Debt Securities and the Preferred Stock may be convertible or exchangeable into other securities, including Common Stock and Preferred Stock.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (a) the certificate of incorporation and bylaws of the Company, each as amended to date; (b) certain minutes and records of corporate proceedings of the Company; and (c) the Registration Statement and exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to any facts material to the opinions expressed herein, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, certificates or comparable documents of public officials and factual information we have obtained from such other sources as we have deemed reasonable.

Based upon the foregoing examination and in reliance thereon, and subject to the completion of all corporate action required to be taken by the Company to duly authorize each future issuance of Securities (including the due reservation of any shares of Common Stock or Preferred Stock for issuance upon conversion, exchange or exercise of any other Securities), and subject to the qualifications, assumptions and limitations set forth in this letter, we are of the opinion that:

(1)
With respect to Common Stock, when the shares of Common Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein (in an amount at least equal to the aggregate par value of such shares), such shares of Common Stock will be validly issued, fully paid and non-assessable.

(2)
With respect to Preferred Stock, when (a) the applicable Certificate of Designations for the Preferred Stock to be issued has been duly executed and filed with the Office of the Secretary of State of the State of Delaware and (b) the shares of Preferred Stock have been issued and delivered in accordance with the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein (in an amount at least equal to the aggregate par value thereof), the shares of Preferred Stock will be validly issued, fully paid and non-assessable.

(3)
With respect to any Debt Securities, when (a) the Indenture has been qualified under the United States Trust Indenture Act of 1939, as amended, and (b) the Debt Securities have been executed, issued, delivered and authenticated in accordance with the terms of the Indenture, any applicable supplement thereto and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, such Debt Securities will constitute legal, valid and binding obligations of the Company, subject to (x) the establishment of the terms of the Debt Securities in accordance with the Indenture and any applicable supplement thereto and (y) any such supplemental indenture having been duly authorized and validly executed and delivered by the Company and the trustee thereunder.

(4)
With respect to the Warrants, when the Warrants have been duly executed and delivered in accordance with a warrant agreement relating to such Warrants (“Warrant Agreement”) and the applicable definitive purchase, underwriting or similar agreement against the receipt of requisite consideration therefor provided for therein, such Warrants will be legal, valid and binding obligations of the Company, subject to (a) the Warrant Agreement having been duly authorized and validly executed and delivered by the Company and each party thereto and (b) the establishment of the terms of the Warrants in accordance with the Warrant Agreement.

(5)
With respect to Common Stock or Preferred Stock to be issued upon conversion or exchange of Debt Securities or Preferred Stock, when (a) if applicable, the Certificate of Designation for the Preferred Stock to be issued has been duly executed and filed with the Office of the Secretary of State of the State of Delaware and (b) such Common Stock or Preferred Stock, as the case may be, has been issued and delivered in accordance with the terms of the applicable Debt Securities or Preferred Stock, as the case may be, for consideration in an amount at least equal to the par value thereof, such shares of Common Stock or Preferred Stock will be validly issued, fully paid and non-assessable.

(6)
With respect to Common Stock or Preferred Stock to be issued upon exercise of Warrants, when (a) if applicable, the Certificate of Designation for the Preferred Stock to be issued has been duly executed and filed with the Office of the Secretary of State of the State of Delaware and (b) such Common Stock or Preferred Stock, as the case may be, has been issued and delivered in accordance with the terms of the applicable Warrants and any applicable Warrant Agreement for consideration in an amount at least equal to the par value thereof, such shares of Common Stock or Preferred Stock will be validly issued, fully paid and non-assessable.

Our advice on every legal issue addressed in this letter is based exclusively on (i) the General Corporation Law of the State of Delaware (including the statutory provisions thereof, all applicable provisions of the Delaware Constitution and reported judicial decisions of the State of Delaware interpreting the foregoing), and (ii) New York law with respect to the Debt Securities offered under the Indenture and with respect to the Warrants. We have assumed that each Warrant Agreement and each supplemental indenture to the Indenture will be governed by New York law. Our advice represents our opinion as to how such issue would be resolved were it to be considered by the highest court in the jurisdiction that enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is given on the basis of the statutory laws and judicial decisions in effect, and the facts existing, as of the date hereof. We have not undertaken any obligation to advise you of changes in matters of fact or law which may occur after the date hereof.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Securities nor do we express any opinion regarding the Securities Act or any other federal securities laws or regulations. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to the Company in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon by the Company for any other purposes.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) other commonly recognized statutory and judicial constraints on enforceability, including, without limitation, statutes of limitations.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ JENNER & BLOCK LLP JENNER & BLOCK LLP